                                                                   EXHIBIT 10.10

July 1, 1998



Cynthia M. Butitta
117 Madera Court
Los Gatos, CA 95032

Dear Cindy:

Telik, Inc. is pleased to offer you the part time position of Chief Financial Officer, reporting to Dr. Michael Wick. Your salary will be $10,000 per month for the first six months of your employment, at which time it will be subject to review.

We are also pleased to offer you an option to purchase 96,000 shares of Telik stock subject to the formal approval by the Board of Directors of the Company, at a price to be established at the next Board of Directors meeting following your date of hire. The vesting of the Option will provide that 6,000 shares will vest on a monthly basis over the following 16 months. The total option term will be ten years from the date of your grant. The other provisions of the Plan will be contained in the Stock Option Agreement to be entered into after the Option is approved by the Board.

Telik offers company sponsored health, dental, vision, long-term disability, and life/accidental death & dismemberment insurance. The cost to you for this insurance is $5 per month for you alone, and $100 per month for you and spouse/dependent coverage. You will be eligible for these benefits on the first day of the month following your date of hire. You will be covered for worker's compensation insurance effective your first day of employment. You will also be eligible to participate in our 401(k) retirement program beginning the first day of the month following your hire date. Telik offers 12 paid holidays per year. Vacation for corporate officers is accrued at the rate of 15 days per year.

This offer is conditioned upon the execution of the enclosed Confidentiality Agreement. If you accept this offer, the terms described in this letter shall be the terms of your employment. The terms described in this letter do not imply an employment contract for a specified period of time. Employment at Telik, Inc. is at will. Either you or the Company may terminate your employment at any time. This letter shall be governed by the laws of California without giving effect to conflicts of law principles. This offer is also conditioned upon your ability to present evidence of identity and employment eligibility as mandated by U.S. law.

Cynthia M. Butitta
July 1, 1998
Page 2



It is agreed that during your tenure at Telik you may continue to secure projects through AFO Capital Advisors L.L.C. which are not in direct conflict with your responsibilities as Chief Financial Officer at Telik.

We appreciate your interest in Telik, Inc. and look forward to your joining us on (date). Please sign and return the original copy of this letter and the Confidentiality Agreement to indicate your acceptance of our offer.

If you have any questions, please feel free to call me at (650) 238-3325.

Sincerely,



Janice L. Braun
Senior Director, Human Resources


ACKNOWLEDGMENT

I have read, understand, and accept the foregoing terms and conditions of employment. I further understand that while my salary, benefits, job title, and job duties may change from time to time without a written modification of this Agreement, such changes will not affect the validity of this Agreement or my right or the Company's right to terminate my employment.


/s/ Cynthia Butitta
-------------------------------               ---------------------
Signature                                     Date


--------------------------------
Printed Name